                            SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                    of 1934

Check the appropriate box:
 /X/    Preliminary Information Statement
 / /    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
 / /    Definitive Information Statement

                CREATIVE MASTER INTERNATIONAL, INC.
--------------------------------------------------------------------
          (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
 /X/    No fee required
 / /    Fee computed on table below per Exchange Act Rules 14c-5(g)
        and 0-11

       (1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

       (5) Total fee paid:

       -------------------------------------------------------------------------

 / /    Fee paid previously with preliminary materials.

 / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       -------------------------------------------------------------------------

       (2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

       (3) Filing Party:

       -------------------------------------------------------------------------

       (4) Date Filed:

       -------------------------------------------------------------------------

                      CREATIVE MASTER INTERNATIONAL, INC.
                     CASEY INDUSTRIAL BUILDING, 8(TH) FLOOR
                          18 BEDFORD ROAD, TAIKOKTSUI
                               KOWLOON, HONG KONG

                             INFORMATION STATEMENT
                  PURSUANT TO REGULATION 14C PROMULGATED UNDER
                THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

    This information statement is being mailed on or about July 7, 2000 to holders of record as of June 23, 2000 of shares of common stock, par value $0.0001 ("Common Stock"), of Creative Master International, Inc., a Delaware corporation (the "Company"). It is being furnished in connection with the adoption of an amendment to the Company's Certificate of Incorporation by written consent of the holders of a majority of the outstanding shares of Common Stock.

    On June 23, 2000, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation to effect a one-for-three reverse stock split of the Company's Common Stock. On the same date, the amendment was approved in a written consent executed by the holders of more than a majority of the outstanding shares of Common Stock. Approval by the Board of Directors and by the holders of a majority of the outstanding shares of Common Stock is adequate under Delaware law to effect the amendment. The amendment will become effective following a waiting period of 20 calendar days from the date this information statement is mailed to stockholders. The form of the Certificate of Amendment is attached to this information statement as Exhibit A.

    This information statement is being provided for your informational purposes only.

                            ------------------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

                      OUTSTANDING STOCK AND VOTING RIGHTS

    As of the record date, there were 4,999,322 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to one vote.

                      REASONS FOR THE REVERSE STOCK SPLIT

    On February 17, 2000, the Company announced that it had entered into an agreement in principle to acquire PacificNet.com LLC ("PNC"), a privately-held Minnesota limited liability company founded in July 1999 that develops, markets and supports full-service business-to-business ("B2B") e-commerce solutions for Asian businesses and other companies that are involved in or seek to become involved in trans-Pacific B2B trade. On May 2, 2000, the Company announced that it had signed a definitive agreement with PNC and its owners, pursuant to which the Company would issue to the owners of PNC 21,500,000 shares (the "Exchange Shares") of its Common Stock in exchange for all of their outstanding membership interests in PNC. As a result, at the closing, PNC would become a wholly-owned subsidiary of the Company and the owners of PNC would hold in excess of 80% of the shares of the Company's Common Stock expected to be outstanding at the closing. The issuance of the Exchange Shares in connection with the Company's acquisition of PNC (the "PNC Acquisition"), the change of the Company's name to "PacificNet.com, Inc." upon closing and an increase in the number of the Company's authorized shares of Common Stock to permit the issuance of the Exchange Shares were among the proposals duly approved by the Company's stockholders at the Company's 2000 Annual Meeting of Stockholders held in Hong Kong on June 21, 2000.

    One of the conditions to the completion of the PNC Acquisition is the approval of the Exchange Shares for listing on the Nasdaq National Market ("NNM"). Nasdaq regulations require issuers to qualify under the NNM initial listing standards following any acquisition that results in a change of control if there is also a change in either the business or the financial structure of the issuer. Since the PNC Acquisition will result in the owners of PNC holding in excess of 80% of the shares of the Company's Common Stock expected to be outstanding at the closing, the PNC Acquisition will result in a change of control. In addition, following the closing, the Company's primary business focus will be PNC's B2B e-commerce services, rather than its current business of manufacturing die-cast collectibles. Therefore, in order to obtain approval for the listing of the Exchange Shares, the Company is required to demonstrate compliance with the NNM initial listing standards, which are more stringent than the NNM continued listing standards otherwise applicable to the Company.

    The Company's application for NNM listing of the Exchange Shares was submitted to Nasdaq on June 6, 2000. The application indicates that the only NNM initial listing standard which the Company would not satisfy on a pro forma basis at the closing of the PNC Acquisition is the $5 minimum bid price requirement. The application requested a waiver of the $5 minimum bid price requirement for a "grace period" through December 31, 2000. The application stated that if the Company failed to demonstrate the ability to achieve and sustain compliance with the $5 minimum bid price requirement during the grace period, then the Company would consider taking additional steps to enhance its share price, including a reverse stock split.

    Following the filing of the NNM application, representatives of the Company and PNC engaged in discussions and correspondence with Nasdaq representatives regarding the circumstances under which Nasdaq might approve the application prior to the Company's satisfying the $5 minimum bid price requirement. Nasdaq representatives rejected the Company's original and subsequent proposals, which requested grace periods to see whether the requirement would be satisfied by an upward movement in the stock price following the closing of the PNC Acquisition. They further informed the Company that the only circumstance under which they would consider approving the application prior to the Company's satisfying the $5 minimum bid price requirement would be if the Company took immediate action to effectuate a reverse stock split that could be completed on a timely basis.

    Accordingly, on June 23, 2000, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation to effect a one-for-three reverse stock split of the Company's Common Stock. On the same date, the amendment was approved in a written consent executed by the holders of more than a majority of the outstanding shares of Common Stock. The stockholders executing this written consent included Carl Ka Wing Tong, Clayton K. Trier, Superego, Inc. (a company beneficially owned by Leo Sheck Pui Kwok), Acma Investments Pte., Ltd. (a wholly-owned subsidiary of Acma Ltd.) and Acma Strategic Holdings Limited (a company 90% of which is owned by Acma Investments Pte., Ltd. and 10% of which is owned by Mr. Tong). Approval by the Board of Directors and by the holders of a majority of the outstanding shares of Common Stock is adequate under Delaware law to effect the amendment.

    The amendment will become effective following a waiting period of 20 calendar days from the date this information statement is mailed to stockholders. The form of the Certificate of Amendment is attached to this information statement as Exhibit A. Stockholders have no right under Delaware law or the Company's Certificate of Incorporation or by-laws to dissent from the reverse stock split.

    In the reverse stock split, each three shares of Common Stock will automatically be converted into one share, without any action on the part of the stockholders. The Company will pay to any stockholder entitled to a fractional share cash equal to the fair value of such fractional share, as determined by the Board of Directors. Consummation of the reverse stock split will not change the number of shares of Common Stock authorized by the Company's Certificate of Incorporation or the par value of each share of Common Stock. However, the aggregate par value of the issued Common Stock will be reduced. The reverse stock split will not effect a stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment of cash in lieu of fractional shares.

    As soon as practicable after the effective date, the Company's transfer agent will mail an instruction letter to each holder of record of stock certificates representing issued Common Stock outstanding on the effective date. The instruction letter will contain instructions for stockholders to follow if they wish to exchange their old certificates for new certificates representing the number of whole shares of Common Stock into which the shares of Common Stock represented by the old certificates have been converted by the reverse stock split. It will not be necessary, however, for stockholders to exchange their old certificates. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates to the Company's transfer agent until they have received the instruction letter from the transfer agent.

    The Board of Directors believes that the current per share price of the Common Stock has had a negative effect on the marketability of existing shares and on the amount and percentage of transaction costs paid by individual stockholders seeking to buy or sell the Company's Common Stock. Many brokerage firms and brokers are reluctant to recommend lower-priced stocks to their clients. In addition, many institutional and individual investors are reluctant to purchase lower-priced stocks. The structure of most brokerage commissions tends to have an adverse affect on potential purchasers of lower-priced stocks since the brokerage commission payable on buying and selling such stocks almost always represents a higher percentage of the trade price than the commission on a relatively higher-priced stock. These factors adversely affect not only the liquidity of the Common Stock, but also the Company's ability to raise additional capital through a sale of equity securities. The Board of Directors believes that, following the PNC Acquisition and the completion of the reverse stock split, the anticipated increase in shares outstanding and the price per share of the Company's Common Stock is likely to stimulate added interest from both institutional and individual investors and promote greater liquidity at reduced transaction costs for the Company's stockholders.

    Stockholders should note that the effect of the reverse stock split upon the price of the Company's Common Stock cannot be accurately predicted. In particular, there is no assurance that the price for shares of Common Stock immediately after the reverse stock split will be three times the price of shares of Common Stock immediately prior to the reverse stock split. Furthermore, there can be no assurance that the reverse stock split will not adversely impact the price of the Common Stock or, alternatively, that any increase in price of the Common Stock immediately after the reverse stock split will be sustained for a prolonged period of time. In addition, the reverse stock split likely will have the effect of creating odd lots of stock for some stockholders. These odd lots may be more difficult to sell or have higher brokerage commissions associated with their sale.

    The Company is currently subject to certain obligations to issue shares of Common Stock upon the exercise of outstanding options. Under the terms of the agreements relating to these options, the number of shares of Common Stock issuable pursuant to these options and the per share exercise price will automatically be adjusted for the reverse stock split.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock as of June 27, 2000 by (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the named executive officers, and (iv) all directors and executive officers of the Company as a group. The table does not give effect to the reverse stock split described above and does not reflect the issuance of the Exchange Shares pursuant to the PNC Acquisition. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners. An asterisk denotes beneficial ownership of less than 1%. Unless otherwise indicated, the address of each person is c/o the Company at Casey Ind. Bldg., 8(th) Floor, 18 Bedford Rd., Taikoktsui, Kowloon, Hong Kong.

                                                                 AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP
NAME AND ADDRESS                                               (NUMBER OF SHARES)(1)    PERCENT OF CLASS
----------------                                              -----------------------   ----------------
Carl Ka Wing Tong(2)........................................           310,379                 6.1%
Leo Sheck Pui Kwok(3).......................................           603,252                12.0%
Steve Gordon(4).............................................             8,500                   *
Clayton K. Trier(4).........................................            17,500                   *
Acma Ltd. (5)...............................................         2,364,430                47.3%
  17 Jurong Port Road
  Singapore 619092
All directors and executive officers as group (6
  persons)(6)...............................................           960,523                18.7%

--------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to the Company's knowledge, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes 52,232 shares issuable upon the exercise of stock options which will be exercisable at a price of $5.00 per share within 60 days of June 27, 2000. Mr. Tong is a 10% shareholder of Acma Strategic Holdings Limited. As such, Mr. Tong shares investment and voting power with respect to the shares shown as beneficially owned by Acma Strategic Holdings Limited (see note 5 below). Mr. Tong disclaims beneficial ownership of such shares, however.

(3) Of the shares shown, 564,948 are held of record by Superego, Inc., a British Virgin Islands company beneficially owned by Mr. Kwok. Includes 38,304 shares issuable to Mr. Kwok upon the exercise of stock options which will be exercisable at a price of $5.00 per share within 60 days of June 27, 2000.

(4) Includes 7,500 shares issuable upon the exercise of currently exercisable stock options. The exercise price of these options is $5.00 per share.

(5) The shares shown as being owned by Acma Ltd. consist of 1,838,157 shares held of record by Acma Strategic Holdings Limited and an additional 526,273 shares held of record by Acma Investments Pte., Ltd., a wholly-owned subsidiary of Acma Ltd. Acma Investments Pte., Ltd. is a 90% shareholder of Acma Strategic Holdings Limited.

(6) Includes 126,428 shares issuable upon the exercise of stock options which will be exercisable at a price of $5.00 per share within 60 days of June 27, 2000.

    Other than the PNC Acquisition described above, the Company is not aware of any arrangements which may result in a change in control of the Company.

                                          By Order of the Board of Directors

                                          Shing Kam Ming
                                          Secretary

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                       CREATIVEMASTER INTERNATIONAL, INC.

                         PURSUANT TO SECTION 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW

    The undersigned, Carl Ka Wing Tong, being the President and Chief Executive Officer, and Shing Kam Ming, being the Secretary, of Creative Master International, Inc., a Delaware corporation (the "Company"), hereby certify as follows:

    1.  The name of the Company is Creative Master International, Inc.

    2. The Board of Directors of the Company, by action taken at a meeting on June 23, 2000, unanimously adopted a resolution proposing and declaring advisable the amendment to the fourth article of the Certificate of Incorporation of the Company described below.

    3. This Certificate of Amendment of the Certificate of Incorporation was duly adopted by the unanimous vote of the Board of Directors of the Company.

    4. By written action of more than a majority of the stockholders of the Company entitled to vote, taken in accordance with Sections 228 and 242 of the Delaware General Corporation Law, the necessary number of shares as required by statute were voted in favor of the adoption of this Certificate of Amendment.

    5. The amendment of the Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

    6. The Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety the current third full paragraph of the fourth article and replacing it with the following:

    "At 5:00 p.m. EST on July 27, 2000, and without further action on the part of the Company or its stockholders, each three shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), then issued and outstanding, shall become one fully paid and nonassessable share of Common Stock. In lieu of issuing fractional shares as a result of such reverse stock split, the Company will pay to any stockholder entitled to a fractional share as a result of such reverse stock split cash equal to the fair value of such fractional share, as determined by the Board of Directors. The capital account of the Company shall not be increased or decreased by such reverse stock split. To reflect such reverse stock split, each certificate representing shares of Common Stock theretofore issued and outstanding shall represent one-third the number of shares of Common Stock issued and outstanding after such reverse stock split (subject to the payment of cash in lieu of fractional shares, as provided above); and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of Common Stock equal to one-third the number of shares represented by said certificate for theretofore issued and outstanding shares (subject to the payment of cash in lieu of fractional shares, as provided above)."

    IN WITNESS WHEREOF, the undersigned, being the duly appointed and acting President and Chief Executive Officer and Secretary, respectively, of the Company, have hereunder subscribed their names to this Certificate of Amendment and affirm that the facts stated herein are true under penalties of perjury,
this   day of             , 2000.

                                     ___________________________________________
                                          Carl Ka Wing Tong
                                          President and Chief Executive Officer
                                     ___________________________________________
                                          Shing Kam Ming
                                          Secretary

                                      A-2